Exhibit 2.1


                            ASSET PURCHASE AGREEMENT

                                     between

                               UNITEL VIDEO, INC.

                                  UNITEL 57 LLC

                                       and

                                  UNITEL 53 LLC

                                   (as Seller)

                                       and

                              ALL MOBILE VIDEO INC.

                                   (as Buyer)




                                   Dated as of

                                 January 5, 2001


                                                 TABLE OF CONTENTS

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ARTICLE I

                    DEFINITIONS...................................................................................2

ARTICLE II

                    TRANSFER OF ASSETS...........................................................................10
                             2.1      (a)   Purchase and Sale of Purchased Assets................................10
                                      (b)   Excluded Assets......................................................11
                                      (c)   Assumed Future Obligations...........................................11
                             2.2      Purchase Price; Escrow Account.............................................11
                             2.3      Instruments of Transfer....................................................11
                             2.4      Allocation of Purchase Price...............................................11

ARTICLE III

                    CLOSING TRANSACTIONS.........................................................................12
                             3.1      Closing....................................................................12
                             3.2      Closing Date...............................................................12
                             3.3      Seller's Deliveries to Buyer at or before Closing..........................13
                             3.4      Buyer's Deliveries to Seller at Closing....................................15
                             3.5      Cure Obligations...........................................................15
                             3.6      Closing Date Prorations....................................................16
                                      3.6.1    Income and Expenses...............................................16
                                      3.6.2    Assessments.......................................................17
                                      3.6.3    Real Property Tax Adjustment......................................18
                                      3.6.4    Survival..........................................................19
                             3.7      Possession.................................................................19

ARTICLE IV

                    CONDITIONS PRECEDENT TO CLOSING..............................................................19
                             4.1      Conditions to Seller's Obligations.........................................19
                             4.2      Conditions to Buyer's Obligations..........................................20

ARTICLE V

                    REPRESENTATIONS AND WARRANTIES...............................................................21
                             5.1      Seller's Representations and Warranties....................................21
                                      5.1.1    Validity of Agreement.............................................21
                                      5.1.2    Organization, Standing and Power..................................21


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                                      5.1.3    No Conflicts or Violations........................................21
                                      5.1.4    Title to Purchased Assets.........................................22
                                      5.1.5    Security Deposits.................................................22
                                      5.1.6    Sublease Income...................................................22
                                      5.1.7    Advance Payments..................................................22
                                      5.1.8    Litigation........................................................22
                                      5.1.9    Real Property.....................................................22
                                      5.1.10   Contracts.........................................................23
                                      5.1.11   Brokers...........................................................23
                                      5.1.12   Equipment and Machinery...........................................23
                                      5.1.13   Financing.........................................................24
                             5.2      Buyer's Representations and Warranties.....................................24
                                      5.2.1    Validity of Agreement.............................................24
                                      5.2.2    Organization, Standing and Power..................................24
                                      5.2.3    No Conflict or Violations.........................................24
                                      5.2.4    Financing.........................................................24
                                      5.2.5    Brokers...........................................................24
                                      5.2.6    HSR Act...........................................................25

ARTICLE VI

                    COVENANTS....................................................................................25
                             6.1      Business Activities; Preservation of Business; Cooperation.................25
                             6.2      Access to Books and Records and Premises...................................25
                             6.3      Post-Execution Contracts...................................................25
                             6.4      Further Assurances.........................................................26
                             6.5      Notice of Transaction......................................................26
                             6.6      Estoppel Certificates......................................................26
                             6.7      Landlord's Consents........................................................26
                             6.8      Security Deposits..........................................................27
                             6.9      Intentionally Deleted......................................................27
                             6.10     Breach of Representations, Warranties, and Covenants.......................27
                             6.11     Operations Prior to Closing................................................27
                             6.12     Security Guard.............................................................27

ARTICLE VII

                    OTHER AGREEMENTS AND CONDITION...............................................................27
ARTICLE VIII

                    COURT APPROVALS..............................................................................28
                             8.1      Intentionally Deleted......................................................28
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                             8.2      Sale Order.................................................................28

ARTICLE IX

                    REAL PROPERTY MATTERS........................................................................29
                             9.1      Title Exceptions...........................................................29
                             9.2      Violations.................................................................30
                             9.3      Casualty and Condemnation..................................................30

ARTICLE X

                    TERMINATION..................................................................................31
                             10.1     Conditions of Termination..................................................31
                             10.2     Effect of Termination; Remedies............................................32

ARTICLE XI

                    MISCELLANEOUS................................................................................33
                             11.1     Attorneys' Fees............................................................33
                             11.2     Non-Survival of Representations and Warranties.............................33
                             11.3     Cooperation on Tax Matters.................................................33
                             11.4     Notices....................................................................34
                             11.5     Entire Agreement...........................................................35
                             11.6     Modification...............................................................35
                             11.7     Closing Date...............................................................35
                             11.8     Severability...............................................................35
                             11.9     Captions...................................................................35
                             11.10    Waiver.....................................................................35
                             11.11    Assignments................................................................36
                             11.12    Binding Effect.............................................................36
                             11.13    Applicable Law.............................................................36
                             11.14    Construction...............................................................36
                             11.15    Counterparts...............................................................36
                             11.16    Bankruptcy Court Jurisdiction..............................................36
                             11.17    Transfer Taxes.............................................................36
                             11.18    Public Announcements.......................................................36
                             11.19    Good Faith.................................................................37
                             11.20    Use of Unitel Name.........................................................37

SCHEDULES

Schedule 1.1        -        Form of Assignment and Assumption Agreement
Schedule 1.2        -        List of Contracts
Schedule 1.3        -        Legal Description of Land
Schedule 1.4        -        List of Additional Excluded Assets
Schedule 2.1        -        Scheduled Permitted Encumbrances

                                       iii
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Schedule 2.2(b).1   -        Escrow Account Wire Information
Schedule 2.2(b).2   -        Escrow Provisions
Schedule 2.4        -        Purchase Price Allocation
Schedule 3.3.13     -        Schedule of Security Deposits
Schedule 3.3.14     -        List of Sublease Receivables
Schedule 3.3.17     -        List of Advance Payments
Schedule 5.1.3      -        Form of Sale Order
Schedule 5.1.8      -        List of Scheduled Pending Litigation
Schedule 5.1.9(a)   -        Status of Leases and Subleases
Schedule 5.1.12     -        List of Equipment and Machinery

                            ASSET PURCHASE AGREEMENT


                           This Asset Purchase Agreement (the "Agreement") is
made and entered into as of this 5th day of January, 2001 by and between ALL MOBILE VIDEO INC., a New York corporation, or its designee (the "Buyer"), on the one hand, and UNITEL VIDEO, INC., a Delaware corporation, and its subsidiaries UNITEL 57 LLC, and UNITEL 53 LLC, each a Delaware limited liability company, and each a Debtor in Possession (each a "Seller" and collectively, the "Seller"), on the other hand, under Case Nos. 99-02979, 99-02981 and 99-02982 in the United States Bankruptcy Court for the District of Delaware having jurisdiction over the bankruptcy cases of the Seller and their affiliate (the "Bankruptcy Court").

                                    RECITALS

A. Seller is engaged, among other things, in the business of owning and operating recording and production studios and providing equipment and skilled personnel for in-studio recording and production of television programs and other video tape communications (the "Studio Business"), and formerly provided mobile production services, servicing high-end entertainment events (the "Mobile Business").

B. Seller wishes to sell to Buyer and Buyer desires to purchase from Seller the Purchased Assets (as hereinafter defined) which are comprised of substantially all of the assets Seller uses in connection with the Studio Business (other than the Excluded Assets, as hereinafter defined) at the price and on the terms and conditions specified in detail below, pursuant to Sections 363 and 365 of the Bankruptcy Code, and free and clear of all Liens (as hereinafter defined), claims and encumbrances, subject only to the Permitted Encumbrances (as hereinafter defined) and the Assumed Future Obligations (as hereinafter defined).

C. Buyer desires to take by assignment from Seller, and Seller desires to assign to Buyer, the Assigned Contracts (as hereinafter defined) pursuant to Section 365 of the Bankruptcy Code and free and clear of all Liens, claims and encumbrances, but subject to the Assumed Future Obligations (as hereinafter defined).

D. The Sale Order (as hereinafter defined) shall be entered by the Bankruptcy Court in the manner set forth in Article VIII herein.

                           NOW THEREFORE, in consideration of the mutual
agreements, provisions and covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

                           Section 1.01. As used in this Agreement, the
following capitalized terms shall have the meanings set forth below. Certain other capitalized terms used in this Agreement but not defined in this Article I shall have the meanings ascribed to such terms elsewhere in this Agreement.

                           "Advance Payments" -- See Section 3.3.17.

                           "Affiliate" means, with respect to any Person, any
Person that directly or indirectly Controls, is Controlled by, or is under Common Control with, such other Person; provided that the creditors of any Seller shall not be considered the Affiliate of any Seller as a result of such creditor relationship.

                           "Agreement" means this Asset Purchase Agreement,
including all schedules and exhibits hereto, as it may be amended from time to time in accordance with its terms.

                           "Alternate Transaction" means (i) any agreement to
sell or transfer the Purchased Assets (or any substantial portion thereof) to a third party other than the Buyer or its Affiliate, whether pursuant to an asset purchase agreement, plan of reorganization or any other agreement pursuant to which the Purchased Assets (or any substantial portion thereof) are sold or transferred to such third party or otherwise ordered to remain in possession or control of the Seller or their Affiliate or successor in interest.

                           "Assigned Contracts" means the Contracts, the
Post-Execution Contracts and the Selected Contracts.

                           "Assignment Agreements" means the assignment and
assumption agreements to be executed on the Closing Date by the parties hereto in connection with the Assigned Contracts and in form and substance reasonably acceptable to Buyer and Seller, substantially in the form of that which is set forth in Schedule 1.1 attached hereto.

                           "Assumed Future Obligations" -- See Section 2.1(c).

                           "Auction" shall have the meaning set forth in the
Procedures Order.

                           "Bankruptcy Case" means Case Nos. 99-02979, 99-02981
and 99-02982 (PJW) in the United States Bankruptcy Court for the District of Delaware and relating to the Seller, which cases are currently pending and being jointly administered.

                           "Bankruptcy Code" means Chapter 11, Title 11 of the
United States Code, as amended, 11 U.S.C. 101 et seq.

                           "Bankruptcy Court" -- See the Preamble hereto.

                           "Bargain and Sale Deeds" means the Bargain and Sale
Deeds without covenant to be executed at the Closing pursuant to which the Seller shall transfer the fee simple to the Purchased Real Property to Buyer subject to the Permitted Encumbrances.

                           "Bill of Sale" means the Bill of Sale to be executed
at the Closing pursuant to which the Seller shall transfer the Purchased Assets (other than the Purchased Real Property, Assigned Contracts and Insurance Claims) to Buyer.

                           "Business Day" means any day other than Saturday,
Sunday and any day which is a legal holiday or a day on which banking institutions in New York are authorized by law or other governmental action to close.

                           "Buyer" -- See the Preamble hereto.

                           "Closing" -- See Section 3.1.

                           "Closing Date" means the date on which the Closing
occurs.

                           "Code" means the Internal Revenue Code of 1986, as
amended.

                           "Committed Capital" means the sum of (a) Liquid
Assets owned by the party (including Buyer) seeking to be Financially Qualified and (b) amounts committed to such party for the acquisition of the Purchased Assets (subject only to Bankruptcy Court approval) by a Qualified Financing Source under a commitment letter to provide secured mortgage financing pursuant to which the Seller is an intended third-party beneficiary.

                           "Consent" means any approval, authorization, waiver,
consent, order or notification by or on behalf of any Person that is not a party to this Agreement, or any waiver of, or exemption or variance from any Law or Order necessary to authorize, approve or permit the full and complete sale, conveyance, assignment, lease or transfer of the Purchased Assets, to consummate and make effective the transactions contemplated by this Agreement.

                           "Contracts" means, collectively, the Leases, the
Production Contracts, the Subleases and such other contracts with respect to the Purchased Assets, all of which are specifically set forth on Schedule 1.2 hereto and the rights, proceeds, deposits and products with respect to the foregoing.

                           "Control" (including the terms "Controlled by" and
"under Common Control with") means the direct or indirect possession of ordinary voting power to elect a majority of the Board of Directors (or comparable body) of a Person or to direct the management of such Person.

                           "Corporate Documentation" -- See definition of
Excluded Assets.

                           "Deposit" -- See Section 2.2(b).

                           "Equipment and Machinery" means, to the extent used
in or related to the Studio Business, (i) all the equipment, machinery, furniture, fixtures and improvements, tooling, spare parts and supplies owned by the Seller with respect to the operation of the Studio Business on the Closing Date, a true, complete and accurate list (except for inadvertent compilation errors, if any, which would not, in the aggregate, affect the total value of the Equipment and Machinery more than to a de minimis extent) of which is identified on Schedule 5.1.12 hereto, and (ii) any rights of the Seller to the warranties and licenses received from manufacturers, sellers and lessors of the aforesaid items, to the extent transferable to Buyer; except, in each case, for those that are Excluded Assets.

                           "Escrow Agent" means Kaye, Scholer, Fierman, Hays &
Handler, LLP.

                           "Escrow Provisions" means the provisions set forth on
Schedule 2.2(b).2.

                           "Estate Claims" -- See the definition of Excluded
Assets.

                           "Excluded Assets" means the following:

                                    (a)     except to the extent the following
                                            relates to the Assigned Contracts,
                                            any rights, claims (as defined in
                                            section 101(5) of the Bankruptcy
                                            Code), credits, allowances, rebates,
                                            causes of action (including, but not
                                            limited to, all causes of action
                                            arising under Sections 510, 544
                                            through 550, and 553 of the
                                            Bankruptcy Code or under similar
                                            state laws, including, but not
                                            limited to, fraudulent conveyance
                                            claims, and all other causes of
                                            action of a trustee and
                                            debtor-in-possession under the
                                            Bankruptcy Code) or rights of
                                            set-off (collectively, "Estate
                                            Claims") of the Seller arising out
                                            of or directly relating to the
                                            Bankruptcy Case;

                                      (b)   corporate seals, minute books,
                                            charter documents, corporate stock
                                            record books, registers of other
                                            securities, original tax and
                                            financial records and such other
                                            books and records as pertain to the
                                            organization, existence, share
                                            capitalization or debt financing of
                                            the Seller or that do not relate
                                            primarily to the Studio Business
                                            (collectively, the "Corporate
                                            Documentation");

                                    (c)     except to the extent the following
                                            relates to the Assigned Contracts,
                                            all claims or causes of action
                                            (whether asserted or unasserted),
                                            demands, judgments and pending
                                            litigation as to which the Seller is
                                            a claimant, plaintiff, defendant,
                                            judgment creditor or beneficiary
                                            arising prior to the Closing Date,
                                            including, but not limited to, any
                                            claims against any legal,
                                            accounting, underwriting, financial
                                            advisory or other professional firm
                                            retained by the Seller, any claims
                                            relating to collective bargaining
                                            agreements and other contracts or
                                            agreements related to employees;

                                    (d)     all cash, cash equivalents,
                                            certificates of deposit, notes,
                                            drafts, checks and similar
                                            instruments;

                                    (e)     capital stock of any subsidiary and
                                            all other equity interests owned by
                                            Seller;

                                    (f)     intercompany account balances owed
                                            to Seller from any Affiliate of
                                            Seller;

                                    (g)     all insurance policies of Seller and
                                            all rights of Seller of every nature
                                            and description under or arising out
                                            of such insurance policies,
                                            excluding the Insurance Claims and
                                            Buyer's insurable interest granted
                                            herein;

                                    (h)     all licenses, leases, and other
                                            contracts not part of the
                                            definitions of the Contracts or the
                                            Post-Execution Contracts;

                                    (i)     intentionally omitted;

                                    (j)     any and all assets and rights of
                                            Seller relating to the Mobile
                                            Business;

                                    (k)     any and all assets and rights of
                                            Seller relating to the former
                                            businesses or divisions operated by
                                            Seller, including, without
                                            limitation, Editel and Post 38;

                                    (l)     claims of Seller for refunds of
                                            pre-Closing Date Taxes (other than
                                            claims for refunds of real property
                                            Taxes) which taxes are subject to
                                            apportionment under Section 3.6.3
                                            hereof;

                                    (m)     accounts receivable related to the
                                            Purchased Assets for money due or
                                            services provided before the Closing
                                            Date and accounts receivable
                                            unrelated to the Purchased Assets;

                                    (n)     all bank accounts maintained by
                                            Seller; and


                                    (o)     other assets, if any, listed on
                                            Schedule 1.4 hereto but excluding
                                            the Selected Contracts.

                           "Execution Date" means the date hereof.

                           "Final Closing Date" -- See Section 10.1(b).

                           "Final Order" means with respect to an order
(including, but not limited to, the Sale Order) of the Bankruptcy Court, an order which, unless waived by the Seller and the Buyer, has not been reversed, stayed, modified or amended, and as to which the time to appeal has expired and as to which no appeal which directly or indirectly challenges the (i) the Bankruptcy Court's findings regarding the good faith of Buyer, (ii) the Bankruptcy Court's findings under section 363(m) of the Bankruptcy Code, and/or
(iii) Seller's title in the Purchased Assets or Buyer's title in the Purchased Assets, free and clear of Liens (subject to the Permitted Encumbrances and the Assumed Future Obligations), has been timely filed, and, in the event that such an appeal had been timely filed, which has not been resolved by the highest court to which the order was appealed from.

                           "Final Sale Order" means the Sale Order which is a
Final Order.

                           "Financially Qualified" means, with respect to the
Buyer or a party submitting a bid for the Purchased Assets, an entity that either (a) demonstrates that is has the necessary Committed Capital to pay the full purchase price or (b) establishes its financial qualifications to the satisfaction of HLHZ in HLHZ's sole reasonable discretion.

                           "Governmental Authority" means any agency, division,
subdivision, audit group, regulatory arm, instrumentality or procuring office of the government of the United States, the states, counties, cities or other local political subdivisions thereof, or any other foreign government, including but not limited to, the employees or agents thereof.

                           "HLHZ" -- See Section 5.1.11.

                           "HSR Act" means the Hart-Scott-Rodino Antitrust
Improvements Act of 1976, 15 U.S.C. 7A, as amended.

                           "Improvements" means buildings, improvements and
fixtures (to the extent constituting real property under applicable law).

                           "Insurance Claims" means the claims of the Seller, if
any, pursuant to one of its insurance policies in effect prior to the Closing Date and arising out of or related to damage, destruction or loss of any of the Purchased Assets occurring on or subsequent to the Execution Date and prior to the Closing Date, to the extent such damage, destruction or loss remains unrepaired or unreplaced at the Closing Date.


                           "Knowledge of the Seller," "Knowledge," "known" to
the Seller, "Best Knowledge" of the Seller, matters of which the Seller is "aware" and language of similar import mean all matters known by Ed Levine and Getzler & Co. in each case without due diligence or inquiry.

                           "Land" means the parcels of land described on
Schedule 1.3, together with all of Seller's right, title and interest, if any, in and to all rights of way, easements, reciprocal easement agreements, reservations, privileges and appurtenances, and other rights and interests of the Seller appurtenant to such land, including, without limitation, all right, title and interest of the Seller, if any, in and to (a) the strips and gores, streets, highways, other public ways and alleys, opened or proposed, abutting, in front of or adjoining or adjacent thereto (and all right, title and interest, if any, of Seller in and to any unpaid award for any damage to any of the such land or any improvements thereon by reason of change of grade of any street or highway or other public way), (b) any water, oil, gas and mineral rights owned by, or leased to, the Seller and relating to such land, (c) all off-street parking rights and spaces relating to such land, (d) all development rights and all air rights pertaining to such land, and (e) any unpaid condemnation awards relating to such land.

                           "Law" means any applicable law, decree or regulation
of any governmental authority.

                           "Leased Real Property" means all land, Improvements
and other real property demised to Seller under the Leases.

                           "Leases" means each of (i) Agreement of Lease made as
of the 16th day of July, 1993 between Educational Broadcasting Corporation and Unitel Video, Inc. relating to the land and entire building known as 841 Ninth Avenue (the "Ninth Avenue Lease") and (ii) the Agreement of Lease made as of November 1, 1998 between 423 West 55th Street, LLC and Unitel Video, Inc. relating to the entire rentable area of the second and third floors of the building known as 423 West 55th Street (the "55th Street Lease") (including in each case all amendments, modifications, and extensions thereof, if any), as more particularly described under the heading "Leases and Subleases" in Schedule
1.2 attached hereto; provided that "Leases" shall not include the Ninth Avenue Lease in the event the Buyer elects in writing prior to the Closing not to purchase the Ninth Avenue Lease.

                           "Liability" means any liability or obligation
(whether known or unknown, asserted or unasserted, fixed or contingent, accrued or unaccrued, liquidated or unliquidated, secured or unsecured, and whether due or to become due), including, but not limited to, any Lien or liability for Taxes.

                           "Lien" means, as applicable, any claim, mortgage,
charge, pledge, security interest, option, easement, recorded or registered, as applicable, covenant or restriction, right of way, judgement lien, tax lien, mechanic's, materialman's, carrier's, worker's, repairer's, construction and similar liens and statutory or other liens, offsets, rights of recoupment, conditional sale agreement or other encumbrance on, in or against the Purchased Assets.


                           "Liquid Assets" means cash and marketable securities.

                           "Mobile Business" -- See Recital "A".

                           "Order" means any order, writ, judgment, award,
injunction or decree of any court or other Governmental Authority of competent jurisdiction, including any Order of the Bankruptcy Court obtained in relation to the Bankruptcy Case, including the Procedures Order and the Sale Order.

                           "Ordinary Course of Business" when used in this
Agreement with respect to the Seller, means in the ordinary course of the Seller's business from and after the Petition Date.

                           "Outside Date" means the date that is sixty (60) days
after the Execution Date (or if such date is not a Business Day, the first Business Day thereafter), unless extended in writing by the mutual agreement of Seller and Buyer.

                           "Permitted Encumbrances" -- See Sections 2.1(a) and
9.1(b).

                           "Person" means any individual, corporation,
partnership, joint venture, association, joint-stock company, estate, trust, unincorporated organization, limited liability company or Governmental Authority or any group of the foregoing acting in concert.

                           "Petition Date" means September 2, 1999, the date on
which Seller filed voluntary petitions for relief under Chapter 11 of the Bankruptcy Code.

                           "Post-Execution Contracts" means any contract
(including any per diem contracts) or sublease primarily relating to the Studio Business which (i) is entered into from and after the Execution Date but prior to the Closing Date; (ii) is entered into by Seller with the prior written consent of Buyer which consent shall not be unreasonably withheld; and (iii) will not expire by its terms prior to the Closing Date.

                           "Premises" means the Purchased Real Property and the
Leased Real Property.

                           "Procedures Order" means that certain Bankruptcy
Court Order, inter alia, (i) scheduling a hearing to approve Asset Purchase Agreement with MTI/The Image Group, Inc. for the sale of substantially all of the Debtors' Studio Business assets, free and clear of all liens, claims, interests, charges and encumbrances, subject to higher or better offers; (ii) approving the form and manner of notice in connection therewith; and (iii) approving bidding procedures for the submission of any competing bids, dated December 8, 2000.

                           "Proceedings" -- See Section 5.1.8.

                           "Production Contracts" means each of (i) the
Production Services Agreement, dated as of March 1, 1998 between Unitel Video, Inc. and King World Productions, Inc. and the Renewed Production Agreement dated as of April 10, 2000 between Unitel Video, Inc. and King World Productions, Inc., together with Letter dated March 31, 2000 regarding costs for addition of Curtis Court show for Studio A (the "KW Contract"); and (ii) the Production Facilities Agreement, made as of July 3, 1996 by and between Unitel-New York, a division of Unitel Video, Inc. and Paramount Pictures Corporation, a wholly owned subsidiary of Viacom Inc., the extension thereto dated as of November 2, 1998 and the extension thereto dated as of March 1, 2000 (the "MW Contract").

                           "Purchase Price" -- See Section 2.2(a).

                           "Purchase Price Allocation" -- See Section 2.4.

                           "Purchased Assets" means the Purchased Real Property,
the Assigned Contracts, the Equipment and Machinery, the Unitel domain name and Tradename (including Unitel 57, Unitel 53 and Unitel Video), and any marks, derivations or copyrights relating thereto and the Insurance Claims, which compose substantially all of the Seller's assets relating exclusively to the Studio Business (other than the Excluded Assets), and all of the rights of Seller under the Assigned Contracts, including (a) the right to receive payment for the products sold or services rendered and (b) the right to assert claims and take other rightful actions in respect of breaches, defaults and other violations of such Assigned Contracts.

                           "Purchased Real Property" means the Land, together
with the Improvements thereon.

                           "Qualified Financing Source" means (a) any financial
institution carrying an investment grade rating (or better) from Moody's, Standard and Poor's or Fitch and having a minimum of $5 billion in assets, (b) any entity with an unaudited book value of equity exceeding $100 million, or (c) any solvent entity with unrestricted Liquid Assets in excess of $35 million.

                           "Sale Order" -- See Section 8.2.

                           "Security Deposit" means any amount other than rent
payments, whether as security deposit, advance or otherwise received or deposited by the Seller in respect of any Lease or Sublease, a true, complete and correct list of which is set forth on Schedule 3.3.13 attached hereto.

                           "Selected Contracts" means those contracts and
leases, if any, set forth on Schedule 1.4 which Buyer elects in writing prior to the Closing to acquire.

                           "Seller" -- See the Preamble hereto.

                           "Seller Transaction Documents" means this Agreement,
the Exhibits and Schedules hereto, the Assignment Agreements, the Bargain and Sale Deeds, the Bill of Sale, and all other agreements, certificates or documents executed by the Seller in connection with the sale of the Purchased Assets and the consummation of the transactions contemplated herein.

                           "Studio Business" -- See Recital "A".

                           "Sublease Income" -- See Section 3.6.1(a)(ii).

                           "Sublease Receivables" -- See Section 3.6.1(b).

                           "Subleases" means each of (i) Sublease, dated as of
1st day of December, 1998, and Sublease, dated as of 31st day of March, 2000, between Unitel Video, Inc. and Paramount Pictures Corporation both relating to the entire 2nd floor of 423 West 55th Street (the "Paramount Sublease") and related to the MW Contract; and (ii) Sublease, dated as of November 1, 1998 between Unitel Video, Inc. and Video Tape Distributors, Inc. relating to a portion of the third floor of 423 West 55th Street (the "Video Tape Sublease").

                           "Tax Year" -- See Section 3.6.3.

                           "Taxes" means for all purposes of this Agreement all
taxes, charges, fees, levies, deficiencies and/or other assessments, however denominated, (including, but not limited to, any interest, penalties, or additions to taxes that may become payable in respect thereof), imposed by any Governmental Authority, which taxes shall include all income taxes, payroll and employee withholding taxes, unemployment insurance, employer health taxes, social security, provincial and federal governmental pension plan taxes and payments, sales and use taxes, goods and services taxes, excise taxes, franchise taxes, vault taxes, if any, water and sewer taxes, water meter charges or any other property related taxes, business corporation taxes, capital gains taxes, gross receipts taxes, mortgage taxes, occupancy taxes, real and personal property taxes and assessments, stamp taxes, transfer taxes, workmen's compensation taxes and other obligations of the same or a similar nature, whether arising before, on or after the Closing Date; and "Tax" shall mean any one of them.

                           "Title Company" means Chicago Title Insurance
Company.

                           "Title Defects" means any mortgage, deed of trust,
mechanic's, materialman's, carrier's, worker's, repairer's, construction and similar lien, statutory and other lien, pledge, security interest, lease, judgment, charge, option, conditional sale agreement, right of first refusal, easement, restrictive covenant, right of way, encroachment, encumbrance or materially adverse survey defect or any other instrument materially adversely affecting the use, ownership, development, operation or disposition of any Purchased Assets.

                           "Transaction Documents" means, collectively, the
Seller Transaction Documents, the documents delivered by the Buyer hereunder, and any other documents delivered in connection herewith, in all cases in form and substance reasonably satisfactory to the Buyer and the Seller.

                           "Transfer Taxes" -- See Section 11.17.

                           "Unitel Tradename" means the Unitel tradename and any
derivations thereof owned by the Seller.

                                   ARTICLE II

                               TRANSFER OF ASSETS

                           Section 2.01. (i) Purchase and Sale of Purchased
Assets. On the Closing Date, in consideration of the respective covenants, representations and obligations of Buyer and Seller hereunder, and subject to the terms and conditions hereinafter set forth, Seller shall sell, assign, transfer, convey and deliver to Buyer or its designees, and Buyer shall purchase from Seller, all of Seller's right, title and interest as of the Closing Date in and to the Purchased Assets, free and clear of all Liens other than (i) in the case of the Premises, those Liens set forth on Schedule 2.1 hereto and those Liens deemed to be Permitted Encumbrances pursuant to Section 9.1(b) (collectively, the "Permitted Encumbrances"), and
(ii) in the case of the Assigned Contracts, the Assumed Future Obligations.

                                    (ii) Excluded Assets. Seller and Buyer agree
that Buyer is purchasing only the Purchased Assets. Accordingly, at the Closing, Seller shall retain all of its right, title and interest in and to, and there shall be excluded from the sale to Buyer hereunder, the Excluded Assets. Prior to Closing, Buyer may elect not to purchase the Ninth Avenue Lease, and, in such event, the Ninth Avenue Lease shall not constitute a Purchased Asset but shall constitute an Excluded Asset.

                                    (iii) Assumed Future Obligations. Subject to
the terms and conditions set forth herein, Buyer agrees that, at the time of the Closing, Buyer shall assume and thereafter pay, perform or discharge, as the case may be, only those respective obligations and liabilities arising out of or in connection with Purchased Assets, and arising or accruing from and after the Closing Date (collectively, the "Assumed Future Obligations").

                           Section 2.02. Purchase Price; Escrow Account.

                                    (i) Subject to the terms and conditions
herein and in consideration of the aforesaid sale, conveyance, transfer, assignment and delivery of the Purchased Assets to Buyer, the Buyer agrees to pay to the Seller on the Closing Date, the total amount of $23,000,000 (the "Purchase Price") as set forth in Section 2.2(b) below.

                                    (ii) The Purchase Price shall be paid as
follows (i) $500,000 has been paid as a deposit (the "Deposit") by wire transfer of immediately available funds in the manner and to the account specified on
Schedule 2.2(b).1 attached hereto, which Deposit shall be held, invested and disbursed by Escrow Agent in accordance with the Escrow Provisions set forth on
Schedule 2.2(b).2 attached hereto and (ii) the balance of the Purchase Price, plus the amount of the Security Deposits assigned to Buyer in accordance with
Section 3.3.13(i), plus or minus the net proration as provided in Section 3.6, shall be paid by wire transfer of such amount in immediately available funds on the Closing Date to an account specified by Seller.

                           Section 2.03. Instruments of Transfer. The sale,
assignment, transfer, conveyance and delivery of the Purchased Assets to Buyer provided for herein shall be made by the Transaction Documents and such other instruments of assignment, transfer and conveyance as may be specifically set forth herein or reasonably requested by Seller or Buyer to better clarify the intent of the transactions contemplated hereby.

                           Section 2.04. Allocation of Purchase Price. The
Purchase Price shall be allocated in accordance with Section 1060 of the Code and in accordance with the allocation set forth in Schedule 2.4 (the "Purchase Price Allocation"). In addition, each Seller and Buyer shall timely file any information that may be required to be filed pursuant to Treasury Regulations promulgated under Section 1060(b) of the Code. Neither Seller nor Buyer shall file any tax return, schedule, worksheet or other document or otherwise take any position with respect to the allocation of Purchase Price for the purposes of any Taxes which position is inconsistent with the Purchase Price Allocation unless otherwise required by applicable law, regulation, or judicial determination. Notwithstanding anything to the contrary herein, the Purchase Price Allocation by Seller and Buyer shall not (i) be binding in (a) the Bankruptcy Case, on Seller's creditors and other parties in interest therein, and (b) the chapter 11 case of R Squared, Inc. ("R Squared") on R Squared's creditors and other parties in interest therein or (ii) have precedential value with respect to any allocations of value contained in a plan of reorganization or liquidation involving Seller or R Squared.

                                   ARTICLE III

                              CLOSING TRANSACTIONS

                           Section 3.01. Closing. Unless this Agreement is
previously terminated, as provided herein, the Closing of the transactions provided for herein (the "Closing") shall take place at the offices of Kaye, Scholer, Fierman, Hays & Handler, LLP, 425 Park Avenue, New York, New York 10022.

                           Section 3.02. Closing Date.

                                    (i) The Closing shall take place at 10:00
a.m. on the date that is the second (2nd) Business Day after the date on which the Final Sale Order becomes Final; provided that so long as the Sale Order has been issued and entered by the Bankruptcy Court and has not been reversed or stayed, at Buyer's election, the Closing may occur on a date prior to the date that is the second (2nd) Business Day after the date on which the Final Sale Order becomes Final; provided, further, that in no event, unless Buyer so elects, the Closing shall not take place on a date that is earlier than the fifty-third (53rd) day after the date on which the Procedures Order is signed by the Bankruptcy Court.

                                    (ii) Notwithstanding anything to the
contrary contained in this Agreement other than Section 10.1(b) hereof, Seller shall be entitled to reasonable adjournments of the Closing, not to exceed sixty
(60) days in the aggregate, for the purpose of eliminating any objections to title, but nothing herein contained shall require Seller to bring any action or proceeding, or incur any expense in order to render the title to be in accordance with this Agreement except that Seller shall be obligated to cure, remove, provide for the satisfaction of, or provide for the Title Company's insurance over any new Title Defect, which is not a Permitted Encumbrance (except for matters described by item 1 of Schedule 2.1 hereof) which first arises after the July 12, 2000 effective date of the certificates of title nos. 3100-00668 [Ninth Avenue] 3100-00669 [57th Street] and 3100-00670 [53rd Street]
issued by the Title Company. Seller may elect, in its sole discretion, whether its compliance with the exception to the preceding sentence is by way of curing, removing, providing for the satisfaction of or providing for the Title Company's insurance over the title defect, lien or encumbrance in question.

                           Section 3.03. Seller's Deliveries to Buyer at or
before Closing. Seller shall, on or prior to the Closing Date, make or cause to be made the following deliveries to Buyer, each of which shall be in form and substance satisfactory to the Buyer:

                           (a) Originals, if in Seller's possession, of all
Assigned Contracts and certified copies of those Assigned Contracts for which the original is not in Seller's possession.

                           (b) Duly executed and acknowledged Bargain and Sale
Deeds conveying the fee simple to the Purchased Real Property, in statutory form, containing the covenant required by Section 13 of the Lien Law, subject only to the Permitted Encumbrances.

                           (c) The duly executed Assignment Agreements.

                           (d) The duly executed Bill(s) of Sale.

                           (e) Seller Closing Certificates as required under
Section 4.2.1 hereof.

                           (f) Transfer tax forms which have been duly completed
and executed by the Seller and Buyer to the extent applicable.

                           (g) A certified copy of the Procedures Order and the
Final Sale Order of the Bankruptcy Court.

                           (h) To the extent in Seller's possession, plans and
specifications, if any, relating to the Premises.

                           (i) Keys to the Premises, all lock, safe and fire
alarm combinations, if any, as are in Seller's possession, and all security codes and telephone codes, if any, with respect to the Premises.

                           (j) The authorization documentation required under
Section 4.2.4.

                           (k) FIRPTA certificate.

                           (l) Non-Multiple Dwelling Affidavit.

                           (m) Schedule 3.3.13, updated as necessary and
certified by Seller to be true, correct and complete as of the Closing Date, reflecting Security Deposits, together with (i) in the case of Security Deposits under Leases, a calculation of all interest accrued thereon, including any amounts which pursuant to applicable law may be retained by the landlord thereunder, and an assignment to Buyer of all rights of Seller therein, and (ii) in the case of Security Deposits under Subleases, a certified check, or wire transfer of immediately available funds, in an amount equal to the aggregate of the Security Deposits together with all interest due thereon. The Purchase Price shall be adjusted to reimburse Seller for the full amount of all Security Deposits deposited by Seller under the Leases including any interest thereon to which Seller is entitled.

                           (n) Schedule 3.3.14, updated as necessary and
certified by Seller to be true, correct and complete as of the Closing Date, reflecting Sublease Receivables, the period(s) to which each amount owing relates and the nature of each such amount.

                           (o) Such estoppel certificates as have been obtained
by Seller, if any, pursuant to Section 6.6(a) hereof, or which are required to be provided by Seller under Section 6.6(b) hereof.

                           (p) Such landlord's consents as have been obtained by
Seller, if any, pursuant to Section 6.7 hereof.

                           (q) Schedule 3.3.17, updated as necessary and
certified by Seller to be true, complete and correct as of the Closing Date, reflecting a schedule of prepayments applicable to the period subsequent to the Closing Date and which Seller has received before the Closing Date pursuant to any of the Production Contracts and Subleases or paid before the Closing Date pursuant to any of the Leases (collectively, the "Advance Payments"). All such Advance Payments, if any, shall be adjusted pursuant to Section 3.6 hereof.

                           (r) Notice to the subtenants under the Subleases and
to the landlords under the Leases advising them of the sale of the leasehold or building, as applicable, the transfer to Buyer of all deposits thereunder (subject to the terms hereof), and such other matters as are required by applicable laws or pursuant to the terms of the Leases or Subleases, as applicable, or which either party may reasonably request.

                           (s) Such licenses and permits, if any, in the
possession of Seller, together with such leasing, rental and property files and records and certificates of occupancy in connection with the continued operation, leasing and maintenance of the Purchased Assets.

                           (t) Reasonably satisfactory evidence that the Leases
between (i) Unitel Video, Inc. and Unitel 53 LLC, and (ii) Unitel Video, Inc. and Unitel 57 LLC have been terminated (by agreement, rejection under the Bankruptcy Code or otherwise) and are no longer in effect.

                           (u) Such other deliveries as Seller shall be required
to make on the Closing Date pursuant to Section 4.2 herein or any other provision of this Agreement or any Seller Transaction Document.

                           (v) Any other documents reasonably necessary for the
consummation of the transactions contemplated by this Agreement.

                           (w) Vacant possession of the Purchased Real Property,
Leased Real Property and the premises relating to the Ninth Avenue Lease, free of tenancies and rights of occupants, only subject to rights of occupants or other parties pursuant to the Assigned Contracts.

                  Section 3.04. Buyer's Deliveries to Seller at Closing. Buyer shall, on or prior to the Closing Date, make or cause to be made the following payments and deliveries to Seller, each of which shall be in form and substance acceptable to the Seller:

                  (a) The balance of the Purchase Price pursuant to Section 2.2(b)(ii).

                  (b) The duly executed Assignment Agreements.

                  (c) Transfer tax forms which have been duly completed and executed by the Seller and Buyer to the extent applicable.

                  (d) Such other payments and deliveries as Buyer shall be required to make on or before the Closing Date pursuant to Section 4.1 herein or any other provision of this Agreement or any other Transaction Document.

                  (e) Any other documents reasonably necessary for the consummation of the transactions contemplated by this Agreement.

                  Section 3.05. Cure Obligations. Prior to or in connection with the Closing, Seller shall cure, or provide adequate assurance that all monetary and non-monetary pre-Closing Date defaults (including, without limitation, those listed on Schedule 5.1.9(a) under the Assigned Contracts (other than the Ninth Avenue Lease and the Selected Contracts) have been cured or will be cured from, or otherwise attach to, the proceeds of the sale contemplated by this Agreement so that the Buyer shall have no obligations under the Assigned Contracts (other than the Ninth Avenue Lease and the Selected Contracts) arising or accruing prior to the Closing Date. Unless the Buyer elects not to purchase the Ninth Avenue Lease, prior to or in connection with the Closing, Buyer shall cure or provide adequate assurance that all monetary and non-monetary pre-Closing Date defaults under the Ninth Avenue Lease have been cured or will be cured. Buyer shall cure or provide adequate assurance that all monetary and non-monetary pre-Closing Date defaults under the Selected Contracts have been cured or will be cured. Buyer shall be vested with standing in the Bankruptcy Court, or any other court of competent jurisdiction, to contest the cure amount, if any, due on the Ninth Avenue Lease to the property owner. Notwithstanding any other provision of this Agreement to the contrary, approval of the sale to Buyer shall not be deemed to fix the cure amount due, if any, on the Ninth Avenue Lease. Buyer shall have thirty (30) days from the Closing Date to file a motion in the Bankruptcy Court to fix or contest the cure amount, if any, due on the Ninth Avenue Lease.

                  Section 3.06. Closing Date Prorations.

                  (a) Income and Expenses.

                           (i) The following items shall be adjusted and
prorated at Closing as of 11:59 P.M. on the day preceding the Closing Date, and the net amount thereof shall be added to (if such net amount is in Seller's favor) or deducted from (if such net amount is in Buyer's favor) the payment required pursuant to subparagraph 2.2(b)(ii):

                           (a) pre-paid rent and other sums and charges payable under Leases;

                           (b) any pre-paid rental and other income on Production Contracts and Subleases (collectively, "Sublease Income"); and

                           (c) real estate taxes, water (based on Official Department of Environmental Protection water meter readings obtained (to the extent possible with reasonable efforts by Seller) within thirty (30) days before the Closing) and sewer rents and charges, vault taxes, utility fees and charges, and all other fees, taxes and charges relating to or payable in connection with the use, occupancy, maintenance, ownership and operation of the Purchased Assets as applicable.

                           (ii) Rent and other income on Production Contracts
and Subleases payable to Seller but not yet collected (collectively, "Sublease Receivables") shall be adjusted and prorated on an if, as and when collected basis. At the Closing, Seller shall deliver Schedule 3.3.14. Subject to the provisions of subparagraph 3.6.1(c), any amount collected by Buyer or Seller from any subtenant under a Sublease or vendee under a Production Contract shall be applied (i) first in payment of Sublease Receivables, as set forth in
Schedule 3.3.14, for the month in which the Closing Date occurs, (ii) second, in payment of Sublease Receivables, as set forth in Schedule 3.3.14, for the month which precedes the month in which the Closing occurs, (iii) third, in payment of Sublease Receivables for periods after the month in which the Closing Date occurs through the month in which such rents are collected, and (iv) fourth, in payment of Sublease Receivables, as set forth in Schedule 3.3.14, for all periods prior to Closing. Each such amount, less any costs of collection (including reasonable counsel fees) reasonably allocable thereto, shall be adjusted and prorated as provided above, and the party who receives such amount shall promptly pay over to the other party the portion thereof to which it is so entitled. As to all delinquencies in Sublease Receivables set forth on Schedule 3.3.14, Buyer's sole obligation shall be to bill the delinquent tenants or vendees on a monthly basis for a period of six (6) consecutive months following the Closing Date. Thereafter, the Seller shall have the right to sue such tenants or vendees to collect such delinquencies, but the Seller shall not be entitled to evict (by summary proceedings or otherwise) any such tenants or terminate the applicable Production Contract with such vendees.

                           (iii) With respect to any Sublease that provides for
so-called "escalation rent" based upon increases in real estate taxes or operating expenses or labor costs or cost of living or porter's wages or otherwise (collectively, "Overage Rent"), if the Closing shall occur prior to the time when such Overage Rent is payable, then such Overage Rent for the applicable accounting period in which the Closing occurs shall be apportioned subsequent to the Closing promptly after the collection thereof. Buyer agrees that it will pay over to the Seller the proportion of such Overage Rent that the portion of such accounting period prior to the Closing Date bears to the entire such accounting period, less a like portion of any costs and expenses (including reasonable counsel fees) incurred by Buyer in the collection of such Overage Rent, if and when the tenant paying the same has made all payments of rent (including Overage Rent) then due to Buyer pursuant to the terms of such tenant's Sublease. As to the Overage Rent in respect of an accounting period that shall have expired prior to the Closing but which shall become payable after the Closing, Buyer agrees that it will pay the entire amount over to Seller upon receipt thereof, less the costs and expenses (including reasonable counsel fees) incurred by Buyer in the collection of such Overage Rent, if and when the subtenant paying the same has made all payments of rents (including Overage Rent) then due to Buyer pursuant to the terms of such subtenant's Sublease. Buyer agrees that it shall promptly render bills for and shall exercise reasonable efforts in the collection of Overage Rent and shall, upon receipt thereof, promptly pay to the Seller the amount to which the Seller is entitled as above provided; provided, however, that Buyer shall not be required to commence any action, suit or proceeding in order to collect any such Overage Rent. If prior to the Closing, the Seller shall collect any sums on account of Overage Rent for a year or other period, or any portion of such year or other period, beginning prior but ending subsequent to the Closing, such sum shall be apportioned at the Closing as of the day preceding the Closing Date. To the extent that any portion of the Overage Rent is required to be paid monthly by subtenants on account of estimated amounts for the current period, and at the end of each calendar year (or, if applicable, at the end of the lease year), such estimated amounts are to be recalculated based upon the actual expenses and other relevant factors for that calendar (or Sublease) year, with the appropriate adjustments being made with such subtenants, then such portion of the Overage Rent shall be prorated between the Seller and Buyer at the Closing based on the estimated payments received to the Closing Date for the calendar or lease year in which the Closing occurs. At the time(s) of final calculation and collection from (or refund to) subtenants of the amounts in reconciliation of actual Overage Rent for a period for which estimated amounts have been prorated, there shall be a reproration between the Seller and Buyer, with the net credit resulting from such reproration being payable to the appropriate party (i.e., to the Seller if the recalculated amounts exceed the estimated amounts and to Buyer if the recalculated amounts are less than the estimated amounts).

                  (b) Assessments. If at Closing the Purchased Real Property or any part thereof is affected by any real property assessments that are or may become payable in installments, then Seller shall be liable for those installments that become due and payable on or prior to the Closing Date, and Buyer will assume liability for payment of all installments that are due and payable after the Closing Date. Seller shall deliver to Buyer a copy of any written notice of assessment from any governmental taxing authority reasonably promptly after Seller's receipt thereof.

                  (c) Real Property Tax Adjustment.

                           (i) If the Closing occurs after a tax rate for the
then current real property tax fiscal year (the "Tax Year") is fixed, then the apportionment of such Taxes and assessments will be based on the tax rate in effect as of the day immediately prior to the date of the Closing. If the Closing occurs before a tax rate for the then current Tax Year is fixed, then apportionment of such Taxes shall be based upon the tax rate for the next preceding year applied to the latest assessed valuation. To the extent the actual real property Taxes and assessments for the then current Tax Year differ from the amount apportioned at Closing, the parties shall make all necessary adjustments by appropriate payments between themselves following Closing. In any case,

Seller will have no obligation to make any adjustment or apportionment or otherwise compensate Buyer due to any increase in real property Taxes resulting from a change in the tax rate or assessment effective on or after the date of the Closing by reason of the conveyance of the Property or change of ownership.

                           (ii) Buyer or Seller shall not be required to
commence any administrative or judicial proceeding for the refunds of any Tax Year prior to Closing. Buyer shall be entitled to the benefits of any refunds for any Tax Years that end prior to Closing whether or not such refund is obtained as a result of a proceeding commenced or continued by Buyer; provided, however, that Seller shall be entitled to one-half (1/2) of the benefits of any refunds of amounts actually paid by Seller for any Tax Years that end prior to Closing (net of any pro rata costs incurred by Buyer in connection with such proceeding commenced or continued by Buyer), whether or not such refund is obtained as a result of a proceeding commenced or continued by Buyer.

                           (iii) Any refund of real property Taxes and
associated expenses relating to the Tax Year during which Closing occurs shall be apportioned between Buyer and Seller based upon the date of Closing. Seller represents to Buyer that, as of the date hereof, Seller has not filed any proceeding to secure a real property Tax refund for the tax fiscal year of July 1, 1999 to June 30, 2000. Seller shall not be required to commence or continue any such administrative or judicial proceeding, however, if Seller commences any such proceeding, Seller shall control such proceeding; provided, however, Seller shall not settle any such proceeding seeking a refund of real property Taxes relating to the Tax Year during which Closing occurs without the consent of Buyer, which consent shall not be unreasonably withheld, conditioned or delayed.

                           (iv) Seller represents to Buyer that, as of the date
hereof, Seller has not filed any proceeding to secure a real property Tax refund for the tax fiscal year of July 1, 2000 to June 30, 2001. Seller shall not be obligated to commence or continue any such proceeding. In the event Seller commences any such proceeding prior to Closing, Buyer may, at its option, elect to continue such proceeding; provided, however, Buyer shall not settle or discontinue any such proceeding without the written consent of Seller, not to be unreasonably withheld, conditioned or delayed.

                  (d) Survival. The provisions of this Section 3.6 shall survive Closing. Except as otherwise provided herein, adjustments shall be made in accordance with the customs in respect to title closings recommended by the Real Estate Board of New York, Inc.

                  Section 3.07. Possession. On the Closing Date, Seller shall deliver to Buyer possession (subject only to occupancy rights, if any, created by the Leases, Production Contracts and the Subleases) of the Purchased Real Property and the Leased Real Property.

                                   ARTICLE IV

                         CONDITIONS PRECEDENT TO CLOSING

                  Section 4.01. Conditions to Seller's Obligations. Seller's obligations to make the deliveries required of Seller on the Closing Date shall be subject to the satisfaction (or waiver by Seller) of each of the following conditions and consummation of the transactions contemplated hereby on or before the Closing Date.

                  (a) All of the representations and warranties of Buyer contained herein shall be true and correct as of the date of this Agreement and shall continue to be true and correct on the Closing Date in all material respects and Buyer shall have delivered to Seller a certificate, dated the Closing Date, to such effect.

                  (b) All of the covenants and obligations to be performed by Buyer at or prior to the Closing Date shall have been performed in all material respects.

                  (c) Buyer shall have executed and delivered to Seller the Transaction Documents required to be executed by the Buyer and each other document as set forth in Section 3.4 herein.

                  (d) Without limiting the provisions of Section 4.1.2, Buyer shall have paid to Seller the balance of the Purchase Price as provided in
Section 2.2(b)(ii).

                  (e) Buyer shall have delivered to Seller appropriate evidence of all necessary corporate action by Buyer in connection with the transactions contemplated hereby, including, without limitation, (i) certified copies of resolutions duly adopted by Buyer's directors approving the transactions contemplated by this Agreement and authorizing the execution, delivery, and performance by Buyer of this Agreement and the other Transaction Documents to be executed by Buyer pursuant hereto; and (ii) a certificate as to the incumbency of officers of Buyer executing this Agreement and any instrument or other document delivered in connection with the transactions contemplated by this Agreement.

                  (f) No action, suit or other proceedings shall be pending before any court, tribunal or Governmental Authority seeking or threatening to restrain or prohibit the consummation of the transactions contemplated by this Agreement, or seeking to obtain substantial damages against Buyer or the Purchased Assets in respect thereof, or involving a claim that consummation thereof would result in the violation of any law, decree or regulation of any Governmental Authority having appropriate jurisdiction.

                  (g) The Bankruptcy Court shall have entered the Procedures Order and the Sale Order in accordance with Section 8.2 below and all conditions contemplated by such Orders to consummation of the transactions contemplated hereby shall have been satisfied.

                  Section 4.02. Conditions to Buyer's Obligations. Buyer's obligations to make the deliveries required of Buyer on the Closing Date shall be subject to the satisfaction (or waiver by Buyer) of each of the following conditions and the consummation of the transactions contemplated hereby on or before the Closing Date:

                  (a) All representations and warranties of Seller contained herein shall be true and correct as of the date of this Agreement and shall continue to be true and correct on the Closing Date in all material respects and Seller shall have delivered to Buyer a certificate, dated the Closing Date, to such effect.

                  (b) All of the covenants and obligations to be performed by Seller at or prior to the Closing shall have been performed in all material respects.

                  (c) Seller shall have executed and delivered to Buyer the Seller Transaction Documents and each other document set forth in Section 3.3 herein.

                  (d) Seller shall have delivered to Buyer appropriate evidence of all necessary corporate action by Seller in connection with the transactions contemplated hereby, including, without limitation: (i) certified copies of resolutions duly adopted by Seller's directors or members approving the transactions contemplated by this Agreement and authorizing the execution, delivery, and performance by Seller of this Agreement; and (ii) a certificate as to the incumbency of officers of Seller executing this Agreement and any instrument or other document delivered in connection with the transactions contemplated by this Agreement.

                  (e) No action, suit or other proceedings shall be pending before any court, tribunal or Governmental Authority seeking or threatening to restrain or prohibit the consummation of the transactions contemplated by this Agreement, or seeking to obtain substantial damages in respect thereof, or involving a claim that consummation thereof would result in the violation of any Law of any Governmental Authority having appropriate jurisdiction.

                  (f) The Bankruptcy Court shall have entered the Procedures Order and the Sale Order in accordance with Section 8.2 below and all conditions contemplated by such Orders to consummation of the transactions contemplated hereby shall have been satisfied.

                  (g) Seller shall have delivered all of the Purchased Assets (subject to the Permitted Encumbrances) to the Buyer.

                  (h) Seller shall have cured or escrowed, or made provision for the availability of, all funds needed to cure all defaults, Liens and Liabilities with respect to the Purchased Assets, except those defaults, Liens and Liabilities related to the Ninth Avenue Lease and the Selected Contracts.

                                    ARTICLE V

                         REPRESENTATIONS AND WARRANTIES

                  Section 5.01. Seller's Representations and Warranties. Seller hereby makes the following representations and warranties to Buyer:

                  (a) Validity of Agreement. Subject only to the entry of the Sale Order, all action on the part of the Seller necessary for the authorization, execution, delivery and performance by Seller of this Agreement and the other Transaction Documents to which Seller is a party, including, but not limited to, the Seller's obligations hereunder and thereunder, has been duly taken. Subject only to entry of the Sale Order, and upon the assumption that this Agreement and the other Transaction Documents to which Seller is a party when executed and delivered by Seller shall constitute a legal, valid and binding obligation of Buyer, this Agreement and the other Transaction Documents to which Seller is a party constitute the valid and binding obligation of Seller enforceable in accordance with their respective terms.

                  (b) Organization, Standing and Power. Unitel Video, Inc. is a corporation, and Unitel 57 LLC and Unitel 53 LLC are limited liability companies, each of which are duly organized, validly existing and in good standing under the laws of the State of Delaware. Subject only to the approval of the Bankruptcy Court, Seller has all requisite corporate or limited liability company, as applicable, power and authority to own, lease and operate it properties, to carry on its business as now being conducted and, subject only to entry of the Sale Order, to execute, deliver and perform this Agreement and the other Seller Transaction Documents related hereto.

                  (c) No Conflicts or Violations. Upon obtaining entry of the Sale Order in substantially the form set forth on Schedule 5.1.3 hereof, the execution and delivery of this Agreement, the consummation of the transactions herein contemplated, and the performance of, fulfillment of and compliance with the terms and conditions hereof by Seller do not and will not: (i) conflict with or result in a breach of the certificate of incorporation, the by-laws or operating agreement of Seller; (ii) violate in any material respect any material statute, law, rule or regulation, or any order, writ, injunction or decree of any court or governmental authority; or (iii) violate or conflict with or constitute a default under any agreement, instrument or writing of any nature to which Seller is a party and which is material to Seller or by which Seller or its assets or properties may be bound which is material to Seller.

                  (d) Title to Purchased Assets. Seller owns or as of the Closing Date will own all Equipment and Machinery and has or, as of the Closing Date will have, the right to transfer the Purchased Assets, free and clear of all Liens (other than the Permitted Encumbrances and Assumed Future Obligations).

                  (e) Security Deposits. Seller has delivered Schedule 3.3.13 to the Buyer, together with a certified check or wire transfer in the amount (if any) due to Buyer (unless the sum is deducted from the Purchase Price).

                  (f) Sublease Income. Seller has delivered Schedule 3.3.14 to the Buyer, together with a certified check in the amount (if any) due to Buyer (unless the sum is deducted from the Purchase Price).

                  (g) Advance Payments. Seller has delivered Schedule 3.3.17 to the Buyer, together with a certified check in the amount (if any) due to Buyer (unless the sum is deducted from the Purchase Price).

                  (h) Litigation. Except as set forth in Schedule 5.1.8 and in connection with the Bankruptcy Case, to the Knowledge of Seller, there are no material actions, lawsuits, arbitrations, mediations, suits, administrative or other proceedings (collectively, "Proceedings") pending or, to the Knowledge of Seller, threatened in writing, against Seller or, to Seller's Knowledge, affecting the Purchased Assets.

                  (i) Real Property.

                           (i) Set forth under the heading "Leases and
Subleases" in Schedule 1.2 is a true, correct and complete list of all the Leases and Subleases. The Seller has delivered to the Buyer true, complete and correct copies of all Leases and Subleases including all amendments, modifications, extensions and renewals thereof. To the Seller's Knowledge, each Lease and Sublease is in full force and effect and, except as set forth in
Schedule 5.1.9(a), all rent and other sums and charges payable by the Seller under the Leases or the subtenants under the Subleases are current, and no written notice of default or termination under any Lease or Sublease has been issued or received that is outstanding. Except to the extent set forth under the heading "Leases and Subleases" in Schedule 1.2, none of the Leases or Subleases have been amended, modified or extended as of the date hereof.

                           (ii) To the Seller's Knowledge, the Seller has not
transferred any air rights, light rights, or development rights applicable or appurtenant to the Premises and no signing rights have been granted to any person (other than pursuant to that certain License Agreement made by New York City Industrial Development Agency and Unitel Video, Inc. and International Flavors and Fragrances, Inc. dated as of May 2, 1994).

                           (iii) Intentionally deleted.

                           (iv) In the last twelve months, (i) the Seller has
not received written notice from any insurance company or Board of Fire Underwriters (or organization exercising functions similar thereto) requiring the performance of any work or alteration to any of the Premises and (ii) the Seller has not received written notice from any insurance company of any termination of casualty insurance coverage with respect to the Premises.

                           (v) Except as set forth in the materials obtained or
prepared by the Chicago Title Insurance Company and delivered to Buyer, the Seller has not received written notice (including, without limitation, from any governmental regulatory authority with authority over the Premises) that any work is required to be done upon or in connection with the Premises, where such work remains outstanding and, if unaddressed, would have a material adverse effect on the use of the Premises as currently owned and operated.

                           (vi) Except as set forth in Schedule 5.1.9(a),
neither Seller nor any other party to the Leases or Subleases has terminated or repudiated in writing any term of the respective Lease or Sublease.

                  (j) Contracts. The Contracts listed in Schedule 1.2, together with the agreements and contracts set forth on Schedule 1.4 the unsigned production agreement (the "Sixth Avenue Production Agreement"), the sublease (the "Sixth Avenue Sublease") between the Debtors and Sixth Avenue Productions respectively relating to the Ninth Avenue Lease and the 55th Street Lease, and the Ninth Avenue Lease (if Buyer elects not to acquire such Lease), represent all contracts relating primarily to the Studio Business and the Purchased Assets to which the Seller is a party. The Seller has delivered to the Buyer originals or true, complete and accurate certified copies or duplicate originals of all Contracts listed on Schedule 1.2, including all amendments and/or modifications thereto. Subject to the entry of the Sale Order, each Contract listed on
Schedule 1.2 is binding and in full force and effect as against each party thereto, and shall be in full force and effect as against each party thereto after the assignment thereof to the Buyer.

                  (k) Brokers. Houlihan, Lokey, Howard & Zukin Capital ("HLHZ") is Seller's exclusive investment banker and broker with respect to the Purchased Assets. Except for HLHZ, no broker, finder or investment banker is, or will be, entitled to any brokerage, finder's or other fees or commissions from Seller in connection with the transactions contemplated by this Agreement. Seller is responsible for the fees and expenses of HLHZ (as set forth in Seller's agreement with HLHZ). Seller will indemnify Buyer from any claim by any person that such person is entitled to a broker's or finder's fee in connection with this transaction based on communications with Seller.

                  (l) Equipment and Machinery. Schedule 5.1.12, as updated from time to time, is a true and complete list of the Equipment and Machinery as of the Closing.

                  (m) Financing. All financial information (including information relating to Seller's and Buyer's obligations under the HSR Act) delivered by Seller to Buyer pursuant to the terms hereof is true, complete and correct.

                  Section 5.02. Buyer's Representations and Warranties. Buyer hereby makes the following representations and warranties to Seller:

                  (a) Validity of Agreement. All action on the part of Buyer necessary for the authorization, execution, delivery and performance by Buyer of this Agreement and the other Transaction Documents to which Buyer is a party, including, but not limited to, the performance of Buyer's obligations hereunder and thereunder, has been duly taken. Subject only to entry of the Sale Order, and upon the assumption that this Agreement and the other Transaction Documents to which Buyer is a party constitutes legal, valid and binding obligations of Seller, this Agreement and the other Transaction Documents to which Buyer is a party, when executed and delivered by Buyer, shall constitute the valid and binding obligations of Buyer enforceable in accordance with their respective terms.

                  (b) Organization, Standing and Power. Buyer is a corporation duly formed, organized, validly existing and in good standing under the laws of the State of New York. Buyer has all requisite corporate power and authority to own, lease and operate its properties, to carry on its business as now being conducted and to execute, deliver and perform this Agreement, the other Transaction Documents to which it is a party and all writings and documents relating hereto and thereto.

                  (c) No Conflict or Violations. The execution and delivery of this Agreement and the other Transaction Documents to which Buyer is a party, the consummation of the transactions herein and therein contemplated, and the performance of, fulfillment of and compliance with the terms and conditions hereof and thereof by Buyer do not and will not: (i) conflict with or result in a breach of the articles of incorporation or by-laws of Buyer; (ii) violate any Law; or (iii) violate or conflict with or constitute a default under any agreement, instrument or writing of any nature to which Buyer is a party or by which Buyer or its assets or properties may be bound.

                  (d) Financing. Buyer will have at the Closing Date sufficient funds available to pay the Purchase Price. Buyer has demonstrated that it is Financially Qualified. Buyer is able to provide adequate assurance of future performance under the Assigned Contracts. All financial information (including information relating to Seller's and Buyer's obligations under the HSR Act) delivered by Buyer to Seller pursuant to the terms hereof is materially true, complete and correct.

                  (e) Brokers. Except for HLHZ, no broker, finder or investment banker is, or will be, entitled to any brokerage, finder's or other fees or commissions from Seller in connection with the transactions contemplated by this Agreement. Buyer will indemnify Seller from any claim by any person (other than HLHZ) that such person is entitled to a broker's or finder's fee in connection with this transaction based on communications with Buyer.

                  (f) HSR Act. Neither Seller, nor Buyer, nor Buyer's "ultimate parent" entity (even when combined with an entity that is 'controlled by' Buyer or Buyer's 'ultimate parent' entity) has either "annual net sales" or "total assets" equal to or greater than $100 million, as those terms are defined in 16 C.F.R. Section 108.11 and used in Section 7A(a)(2) of the Clayton Act, 15 U.S.C.
Section 18A and/or 16 C.F.R. Section 801.1(a) and (b).

                                   ARTICLE VI

                                    COVENANTS

                  Section 6.01. Business Activities; Preservation of Business; Cooperation. During the period from the date hereof to the Closing Date, Seller will use commercially reasonable efforts to do the following in substantially the same manner as Seller has been doing between the Petition Date and the date hereof: (i) maintain and preserve the Purchased Assets and business relationships of Seller to the Studio Business; and (ii) preserve for the benefit of Buyer the goodwill of suppliers, customers, landlords and others having business relations with Seller. Seller shall not modify, alter, sell, transfer, surrender or terminate any of Seller's rights with respect to the Purchased Assets out of the Ordinary Course of Business without the prior written consent of the Buyer, which consent shall not be unreasonably withheld. Without limitation of the foregoing, Buyer acknowledges that it has had the opportunity to review uncertified copies of all Contracts and, in the event any Production Agreement, Lease or Sublease expires, there shall be no reduction in the Purchase Price as a result thereof. Commercially reasonable efforts under this Section 6.1 shall not require any Seller to expend funds, commence litigation or incur any obligation, except as Seller may be required under the Contracts.

                  Section 6.02. Access to Books and Records and Premises. Until the Closing Date, the Seller shall afford to Buyer, and to the accountants, counsel, agents and representatives of the Buyer, reasonable access during normal business hours to all books and records of the Seller relating to the Studio Business and the Purchased Assets. Upon reasonable notice to Seller (but not less than 48 hours), and with Seller's consent which shall not be unreasonably withheld, conditioned or delayed, the Seller shall afford to Buyer, and to the accountants, counsel, agents and representatives of the Buyer, reasonable access during normal business hours to the Premises, which access shall in no event interfere with the Seller's Studio Business operations.

                  Section 6.03. Post-Execution Contracts. From the Execution Date until the earlier of (i) the Closing Date and (ii) the date upon which a third party submits a qualified Overbid (as defined below) in accordance with the Procedures Order (as defined below), Seller shall not enter into any contract (including any per diem contracts) primarily relating to the Studio Business which contemplates services on or after the Closing Date (as reasonably determined by Buyer and Seller) without the prior written consent of Buyer which consent shall not be unreasonably withheld. Buyer shall be deemed to be acting reasonably if in its reasonable opinion the proposed contract has a material adverse effect on the market value of the Purchased Assets.

                  Section 6.04. Further Assurances.

                           (i) Upon the reasonable request of either party at
any time after the Closing Date, the other party shall do, execute, acknowledge and deliver, or cause to be done, executed, acknowledged and delivered, all such further documents as may be reasonably necessary to confer the benefits expressly intended by this Agreement; provided, however, that no party hereto shall be obligated to incur any out-of-pocket expense or other liability or obligation not expressly contemplated by the other provisions of this Agreement.

                           (ii) The provisions of this Section 6.4 shall survive
the Closing.

                  Section 6.05. Notice of Transaction. Seller shall provide notice of the transactions contemplated by this Agreement as required by the Bankruptcy Code and applicable rules.

                  Section 6.06. Estoppel Certificates.

                           (i) Seller may obtain estoppel certificates from the
respective subtenants under the Subleases and from the respective landlords under the Leases. The respective estoppel certificates from the respective Subtenants shall state that: (i) the Sublease has not been modified and is in full force and effect or, if there has been a modification, that the Sublease is in full force and effect as modified, and identify the modifications; (ii) the dates to which the Fixed Rent and Additional Rent (as defined in the respective Subleases), and other charges under the Sublease were paid; (iii) that, to subtenant's knowledge, no defaults exist under the Sublease or, if any defaults do exist, specifying the nature of each such default; and (iv) that, to subtenant's knowledge, no rents have been paid in advance to Seller by such subtenant. The respective estoppel certificates from the landlords shall state that: (i) the Lease has not been modified or, if modified, that the Lease is in full force and effect as modified, and identify the modifications; (ii) the dates to which the Fixed Rent and Additional Rent (as defined in the respective Leases), and other charges under the Lease were paid, or if not due and paid, set forth the particular payments due but not made; and (iii) to landlord's knowledge, no defaults exist under the Lease or, if any defaults do exist, specify the nature of each such default. Nothing in this Section 6.6 shall require Seller to expend funds, commence litigation or incur any obligation to obtain these estoppel certificates.

                           (ii) If, despite Seller's efforts, if any, Seller
cannot obtain an estoppel certificate from any landlord or subtenant as provided in subsection 6.6(a) above, the Sale Order shall set forth findings with respect to the Leases and Subleases substantially consistent with those set forth in
Section 6.6(a).

                  Section 6.07. Landlord's Consents. Seller shall request that the respective landlords under the 55th Street Lease and the Ninth Avenue Lease consent (unless Buyer elects not to acquire such lease) to the transfer to Buyer of the Seller's interest thereunder. Nothing in this Section 6.7 shall (i) require Seller to expend funds, commence litigation or incur any obligation to obtain such consents or (ii) require Seller to obtain the consent of the respective landlords under the 55th Street Lease and the Ninth Avenue Lease to the transfer to Buyer of Seller's interest thereunder.

                  Section 6.08. Security Deposits. From the Execution Date until the Closing Date, without Buyer's prior consent which shall not be unreasonably withheld, delayed or conditioned, Seller shall not apply pursuant to a default under any Sublease in excess of 10% of any Security Deposit in Seller's possession on the Execution Date.

                  Section 6.09. Intentionally Deleted.

                  Section 6.10. Breach of Representations, Warranties, and Covenants. If at any time prior to Closing either Seller or Buyer has knowledge of a breach of one of its respective representations, warranties or covenants under this Agreement or that it will be unable to satisfy the conditions set forth in Section 4.1 or 4.2, respectively, of this Agreement, then such party shall notify the other party of such facts and information promptly after obtaining such facts and information, but not later than one (1) day prior to the Closing Date.

                  Section 6.11. Operations Prior to Closing. To the extent commercially reasonable, the Seller shall maintain the Premises in its present condition prior to the Closing Date, ordinary wear and tear and casualty excepted, and shall perform normal maintenance of all Equipment and Machinery but shall have no obligation to make any repairs or replacements beyond routine maintenance.

                  Section 6.12. Security Guard. From the Execution Date until the earlier of (a) in the event that the Buyer is not the high bidder at the Auction, the date of the Auction, and (b) the Closing Date, the Buyer shall be permitted to maintain one (1) security guard at each of the four (4) Premises provided that (a) such guards must be associated with a licensed security firm unaffiliated with the Buyer; (b) the Seller must approve in advance the use of any such security firm, which approval shall not be unreasonable withheld, conditioned or delayed; and (c) such guards shall not interfere with the Seller's business operations.

                                   ARTICLE VII

                         OTHER AGREEMENTS AND CONDITION

                  Except as expressly otherwise set forth in this Agreement, Buyer has not been induced by and has not relied on any (a) written or oral representations, warranties, statements or undertakings, whether express or implied; or (b) any writing or drawing furnished or made available by Seller or any agent, member, employee, attorney or other representative of Seller or by any broker or any other person representing or purporting to represent Seller. Subject to the representations and warranties expressly set forth in this Agreement, the Purchased Assets are to be sold and conveyed in their present condition, AS IS, WHERE IS WITH ALL FAULTS as of the Execution Date, subject to reasonable use, wear, tear, natural deterioration and casualty between the Execution Date and Closing. Buyer assumes the responsibility and risks of all defects and conditions relating to the Purchased Assets, including such conditions that are disclosed in this Agreement, and including defects and conditions that cannot be observed by casual inspection, and including violations of law. Buyer acknowledges that Buyer has had opportunities to inspect the Purchased Assets (including, but not limited to, the environmental, structural and physical condition thereof) and relies entirely on Buyer's own inspections and investigations concerning the Purchased Assets, including the reports of consultants retained by Buyer. Without limitation of any of the other terms contained in this Article VII, Buyer expressly acknowledges that Buyer's entering into this Agreement shall be a conclusive and irrefutable presumption that Buyer has not relied upon any representations, warranties, statements or undertakings whatsoever except as are expressly set forth in this Agreement. Buyer expressly waives, releases and agrees not to make any claim against Seller or any of their Affiliates, for any cost recovery, whether directly or by way of contribution, or for any other relief whatsoever, under the Comprehensive Environmental Response, Compensation and Liability Act, the Resource Conservation and Recovery Act, or any federal, state or local statute or regulation, or any federal or state common law whether now existing or applicable or hereinafter enacted or applicable, providing for any right of recovery for any environmental matter relating to or arising out of the Premises.

                                  ARTICLE VIII

                                 COURT APPROVALS

                  Section 8.01. Intentionally Deleted.

                  Section 8.02. Sale Order.

                           (i) Seller shall support and use its commercially
reasonable efforts to effectuate the entry of one or more Final Orders, in substantially the form annexed hereto as Schedule 5.1.3 and to the extent permitted by law, approving the transactions contemplated by this Agreement pursuant to Sections 363, 365 and 105 of the Bankruptcy Code (the "Sale Order"), which Final Order(s) shall be in form and substance reasonably satisfactory to Buyer, and shall provide, without limitation, that:

                           as of the Closing Date, the transactions contemplated by this Agreement will effect a legal, valid, enforceable and effective sale and transfer of the Purchased Assets to Buyer and shall vest Buyer with title to the Purchased Assets free and clear of all Liens other than the Permitted Encumbrances and the Assumed Future Obligations;

                           the transactions contemplated by this Agreement constitute reasonably equivalent value and fair consideration for the Purchased Assets being purchased;

                           Buyer shall have no liability in respect of any Lien, against or liability or obligation of Seller other than as expressly set forth in this Agreement or the other Transaction Documents (which, prior to Closing, Seller will have previously received and approved);

                           consistent with Seller's rights under the Leases and/or Subleases (notwithstanding any default by Seller thereunder), Buyer shall have free and unfettered access to the Premises (subject to the occupancy rights created under the Production Contracts and Subleases and any other Permitted Encumbrances);

                           Buyer is a good faith purchaser of the Purchased Assets, as that term is used in Section 363(m) of the Bankruptcy Code, and is entitled to the protections provided by such section; and as of the Closing Date, the Assigned Contracts will have been assigned to the Buyer in accordance with Sections 365 and 105 of the Bankruptcy Code and the terms and conditions of this Agreement, and all monetary and non-monetary cure obligations, if any, required to be paid or made in connection with such assignments shall be satisfied by Seller;

                           (ii) Seller shall take such steps necessary to
schedule a hearing to approve the Sale Order on reasonable notice sufficient to satisfy the conditions set forth herein and the requirements of the Bankruptcy Code and related Rules.

                                   ARTICLE IX

                              REAL PROPERTY MATTERS

                  Section 9.01. Title Exceptions.

                           (i) Reference is made to the certificates of title
(collectively, the Title Reports") nos. 3100-00248 [9th Avenue], 3100-00249 [57th Street] and 3100-00250 [53rd Street], issued by the Title Company with respect to the Purchased Real Property and the Leased Real Property located at 841 Ninth Avenue (such properties, collectively, the "Studio Properties").

                           (ii) In the event that at any time prior to the
Closing Date, the Buyer becomes aware of any Title Defects, other than those listed on the Title Reports, as a result of any updates thereof, the Buyer shall have fifteen (15) Business Days from the date it first became aware of such Title Defect to notify the Seller of the same (together with any documentation or other materials or information with respect thereto received by the Buyer). If the Buyer does not give notice to the Seller within such time period then the Buyer shall be deemed to have waived such additional Title Defects (which shall then be deemed to be Permitted Encumbrances) and shall accept title subject thereto.

                           (iii) If, as of the Closing Date, the Title Company
shall not be willing to insure title to the Purchased Real Property and the Ninth Avenue Lease (unless Buyer elects prior to Closing not to acquire such lease) free and clear of recorded Title Defects other than the Permitted Encumbrances, Buyer shall have as its sole and exclusive remedy the option of either (a) terminating this Agreement (in which event Escrow Agent shall pay (i) the Deposit with accrued interest, if any, to Buyer (ii) the fee for the title examination in connection with the Title Report, to the Title Company, and (iii) the reasonable cost of any survey obtained, to the surveyor), whereupon neither party shall have any further rights or obligations hereunder except those expressly stated to survive a termination of this Agreement, or (b) accepting such title as Seller shall be able to convey, without any reduction of the Purchase Price or any credit or allowance against the same.

                           (iv) If the Seller requests, the Buyer shall on the
Closing Date make separate wire transfers of funds (or shall cause the Title Company to make such transfers), aggregating not more than the portion of the Purchase Price payable under Section 2.2(b)(ii), to facilitate the satisfaction by Seller of any Title Defects. The existence of any such Title Defects shall not be deemed "Title Defects" if paid from the Purchase Price.

                  Section 9.02. Violations. Seller shall have no obligation to remove or cure any notes or notices of violation of law or municipal ordinances, orders or requirements noted in or issued by any federal, state or municipal department having jurisdiction against or affecting the Premises; provided that if Seller receives any such notes or notices of violation either before or after the Closing Date, Seller shall promptly provide Buyer with the copies received by Seller.

                  Section 9.03. Casualty and Condemnation.

                           (i) In the event of any damage or destruction by
reason of any casualty to the Improvements constituting the whole or part of any Premises, or if there shall be any takings by condemnation, eminent domain or expropriation of all or any portion of the Premises prior to the Closing Date, this Agreement shall remain in full force and effect, and the Seller shall (i) in the case of damage or destruction at Buyer's election, either (a) pay over to the Buyer at Closing all insurance proceeds received by the Seller prior to the Closing Date in respect of such casualty (and pay or credit Buyer the amount of any such deductible) and assign to the Buyer all of the Seller's right, title and interest in and to the remainder of such proceeds not received by the Seller as of the Closing Date, and Seller will, at Buyer's cost and expense, reasonably cooperate with Buyer in Buyer's efforts to attempt to collect such insurance proceeds from the applicable insurance carrier, or (b) receive an abatement to the Purchase Price equal to the cost of repair and/or restoration, and (ii) in the case of condemnation, eminent domain or expropriation, pay over to the Buyer all awards received by the Seller on account of such condemnation, eminent domain or expropriation prior to the Closing Date or assign to the Buyer the Seller's right to receive the same; in either case net of the amounts reasonably expended or incurred by the Seller in repairing or restoring the Premises. Notwithstanding the foregoing to the contrary, if the amount of damage or destruction to the Premises exceeds $250,000, Buyer may elect to terminate this Agreement and receive back the Deposit (and interest accrued thereon). Buyer acknowledges that Buyer's right to any condemnation award with respect to any Leased Real Property is subject to the terms of the applicable lease and in no event shall Buyer be entitled to more than the amount the tenant under the applicable Lease is entitled to receive. In addition, Buyer acknowledges that the applicable landlord may have the right to terminate the Lease for a Leased Real Property in the event of a casualty or condemnation and that any such termination shall not affect the obligations of Buyer hereunder and Buyer shall not be entitled to any reduction of or credit against the Purchase Price by reason of any such termination. The provisions of this Section 9.3 are intended to, and shall, supersede any contrary provision of law, including but not limited to, New York General Obligation Law Section 5-1311, and the parties hereby waive any contrary provision of law, including but not limited to, New York General Obligation Law Section 5-1311. The Seller shall have the right to adjourn the Closing for such period, not to exceed twenty (20) Business Days and subject to 10.1(b), as the Seller reasonably deems necessary to allow the Seller to settle any insurance claims or legal actions; provided that Seller shall not enter into any such settlement without the permission of the Buyer, which consent shall not be unreasonably withheld or delayed.

                           (ii) From and after the date hereof until the Closing
Date, the Seller shall keep in full force and effect the property insurance policies they currently maintain with respect to the Premises (or insurance policies that are, in all material respects comparable to the property policies that the Seller currently maintains with respect to the Premises). Seller shall deliver to Buyer certificates of insurance naming Buyer as an "additional insured, as its interest may appear." Buyer acknowledges that Seller does not maintain property insurance policies on the building at 423 West 55th Street.

                                    ARTICLE X

                                   TERMINATION

                  Section 10.01. Conditions of Termination. Notwithstanding anything to the contrary contained herein, this Agreement may be terminated upon written notice or agreement prior to Closing:

                           (i) By mutual written consent of both the Seller and
the Buyer;

                           (ii) By the Buyer, if any condition contained in
Section 4.2 has not been satisfied or waived by the date (the "Final Closing Date") which is the latest of (1) April 30, 2001 and (2) in the event that the Sale Order is subject to appeal, one hundred twenty (120) days after the Execution Date and (3) the date which is mutually and reasonably agreed upon by the parties hereto, provided, however, that the right to terminate this Agreement under this Section 10.1(b) shall not be available to the Buyer if its failure to fulfill or comply with any of its obligations under this Agreement shall have been the reason that the condition to Closing shall not have been satisfied on or prior to the Closing Date.

                           (iii) By the Seller, if any condition contained in
Section 4.1 has not been satisfied or waived by the Final Closing Date; provided, however, that the right to terminate this Agreement under this Section 10.1(c) shall not be available to the Seller if its failure to fulfill or comply with any of its obligations under this Agreement shall have been the reason that the condition to Closing shall not have been satisfied on or prior to the Closing Date;

                           (iv) By the Buyer or the Seller, if the Bankruptcy
Court or other Governmental Authority has issued an Order or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such Order, or other action has become final and non-appealable;

                           (v) By the Buyer, upon Seller entering into any
contract with respect to an Alternate Transaction;

                           (vi) By the Seller, if the Buyer defaults in any
material respect in the performance of its obligations under this Agreement and does not cure such default within five (5) Business Days after written notice of such default is given by the Seller;

                           (vii) By the Buyer, if the Seller defaults in any
material respect in the performance of its obligations under this Agreement and does not cure such default within five (5) Business Days after written notice of such default is given by the Buyer;

                           (viii) By the Buyer or the Seller, if the Sale Order
shall not have been entered by the Bankruptcy Court on or before the Outside Date, provided written notice of such termination is given prior to the entry of such orders;

                           (ix) By the Buyer, as provided in Section 9.1(c);

                           (x) By the Buyer, as provided in Section 9.3(a); or

                           (xi) By the Buyer, if Buyer's failure to satisfy, or
obtain a waiver of, a condition contained in Section 4.1 by the Final Closing Date was caused by Seller's failure to fulfill or comply with any of Seller's obligations under this Agreement.

                  Section 10.02. Effect of Termination; Remedies. In the event of termination pursuant to Section 10.1:

                           (i) if such termination is under clause (a), (b),
(d), (e), (g), (h), (i), (j) or (k) thereof, the Deposit with accrued interest, if any, shall be returned to the Buyer as Buyer's sole and exclusive remedy under this Agreement;

                           (ii) if such termination is under clause (c) or (f),
the Deposit with accrued interest, if any, shall become non-refundable to Buyer and shall be paid to Seller as Seller's sole and exclusive remedy under this Agreement; provided that if such termination is under clause (c) thereof because condition 4.1.6 or 4.1.7 of this Agreement has not been satisfied or waived by Seller, the Deposit with accrued interest, if any, shall be returned to Buyer, as Buyer's sole and exclusive remedy; and

                           (iii) except as otherwise expressly provided in this
Section 10.2 and except for any obligation or liability hereunder and expressly stated in this Agreement as surviving the termination hereof (including, without limitation, the provisions relating to the treatment of the Deposit), this Agreement shall become void and of no further force and effect.

                                   ARTICLE XI

                                  MISCELLANEOUS

                  Section 11.01. Attorneys' Fees. Each of the parties hereto shall pay the fees and expenses of its own respective counsel, accountants and other experts and shall pay all of its own other expenses in connection with the negotiation, preparation and execution of this Agreement and the consummation of the transactions contemplated hereby.

                  Section 11.02. Non-Survival of Representations and Warranties. The respective representations and warranties of Seller and Buyer, whether set forth in this Agreement or in any other Transaction Document, shall not survive the Closing; except that the representations and indemnifications set forth in
Section 5.1.9 (only for a period of 60 days after the Closing Date), 5.1.11 and 5.2.5) shall survive the Closing. The delivery of the Bargain and Sale Deeds and the other instruments of conveyance specifically provided for in this Agreement shall be deemed an acknowledgment, for all purposes, of the full performance and discharge of every representation, warranty, covenant and agreement on the part of the Seller under the Seller Transaction Documents, except those which are specifically stated to survive the Closing.

                  Section 11.03. Cooperation on Tax Matters.

                           (i) The Buyer and the Seller agree to furnish or
cause to be furnished to each other, as promptly as practicable upon reasonable notice and request and at the sole cost and expense of the party so requiring, such information and assistance relating to the Studio Business as is reasonably necessary (i) for the preparation and filing of any return, claim for refund or other required or optional filings relating to Taxes; (ii) for the preparation for, and proof of facts during any audit, examination or other administrative review or proceeding relating to Taxes; (iii) for the preparation for any Tax protest; (iv) for the prosecution or defense of any suit or other proceeding relating to Tax matters; and (v) to respond to any request for information by Governmental Authority relating to Taxes.

                           (ii) The Buyer agrees to retain possession of in hard
copy or on read-only CD-ROM (and to make available after the Closing Date for inspection and copying by Seller during the normal business hours of Buyer upon reasonably request and upon reasonable notice) all accounting, business, financial and other records and information (i) in existence on the Closing Date and transferred to the Buyer hereunder that relate to Taxes and (ii) coming into existence after the Closing Date which relate to Taxes that were due or payable or imposed with respect to periods ending on or before the Closing Date, for a period of at least seven (7) years from the Closing Date. Prior to disposing of the materials described in the preceding sentence, Buyer shall give Seller reasonable notice, in accordance with Section 11.4 hereof, of Buyer's intention to dispose of such materials, and will give Seller reasonable opportunity to take possession of such material at Seller's sole expense.

                  Section 11.04. Notices. Any notice, request, tender or other communication required or permitted under this Agreement must be in writing and shall be deemed to have been duly given and received (i) when received if personally given; (ii) 5 calendar days after being sent by registered or certified mail, postage prepaid, return receipt requested; (iii) after being sent by fax, upon receipt of confirmation answerback; and (iv) one business day after being sent by Federal Express (within the United States) or other established overnight delivery courier, to the parties at their respective addresses or fax numbers below.

                  To Seller:        Unitel Video, Inc.
                                    555 West 57th Street
                                    Suite 1240
                                    New York, New York  10019
                                    Attn.:  President
                                    Facsimile:  (212) 581-7748

                  With a copy to:   Kaye, Scholer, Fierman, Hays & Handler, LLP
                                    425 Park Avenue
                                    New York, New York  10022
                                    Attn.:  Mitchel Perkiel, Esq. and Benjamin
                                            Mintz, Esq.
                                    Facsimile:  (212) 836-7149

                  With a copy to:   Getzler & Co., Inc.
                                    295 Madison Avenue
                                    New York, New York  10017
                                    Attn.:  Abraham E. Getzler
                                    Facsimile:  (212) 697-4812

                  To Buyer:         All Mobile Video Inc.
                                    221 West 26th Street
                                    New York, New York 10001
                                    Attn.: Mr. Anton Duke, Chief Executive
                                           Officer
                                    Facsimile:  (212) 255-6644

                  With a copy to:   Rosen & Tetelman LLP
                                    501 Fifth Avenue, Suite 1404
                                    New York, New York 10017
                                    Attn.: Ted D. Rosen, Esq.
                                    Facsimile:  (212) 972-3555

                  Either party may change the address, fax number, or persons to whom notices or copies thereof are to be given, by written notice to the other given in accordance with this paragraph.

                  Section 11.05. Entire Agreement. This Agreement, the attached Schedules and Exhibits hereto, the other Transaction Documents and any other documents to be executed pursuant hereto contain the entire agreement between the parties relating to the sale and purchase of the Purchased Assets. Any oral representations or modifications concerning this Agreement or any such other document shall be of no force and effect excepting a subsequent modification in writing, signed by the party to be charged.

                  Section 11.06. Modification. This Agreement may be modified, amended or supplemented only by a written instrument duly executed by all the parties hereto.

                  Section 11.07. Closing Date. All actions to be taken on the Closing Date pursuant to this Agreement shall be deemed to have occurred simultaneously, and no act, document or transaction shall be deemed to have been taken, delivered or effected until all such actions, documents and transactions have been taken, delivered or effected.

                  Section 11.08. Severability. Should any term, provision or paragraph of this Agreement be determined to be illegal or void or of no force and effect, the balance of the Agreement shall survive.

                  Section 11.09. Captions. All captions and headings contained in this Agreement are for convenience of reference only and shall not be construed to limit or extend the terms or conditions of this Agreement.

                  Section 11.10. Waiver. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of other provisions, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party making the waiver.

                  Section 11.11. Assignments. This Agreement shall not be assigned by any party hereto without the prior written consent of the other parties hereto; provided that Buyer may assign this Agreement to a newly formed entity that is controlled by or under common control with Buyer so long as such entity is itself Financially Qualified.

                  Section 11.12. Binding Effect. This Agreement shall bind and inure to the benefit of the respective heirs, personal representatives, successors, and assigns of the parties hereto.

                  Section 11.13. Applicable Law. This Agreement shall be governed by and construed in accordance with the substantive laws of the State of New York without regard to principles of conflicts of law.

                  Section 11.14. Construction. In the interpretation and construction of this Agreement, the parties acknowledge that the terms hereof reflect extensive negotiations between the parties and that this Agreement shall not be deemed, for the purpose of construction and interpretation, drafted by either party hereto.

                  Section 11.15. Counterparts. This Agreement may be signed in counterparts. The parties further agree that this Agreement may be executed by the exchange of facsimile signature pages.

                  Section 11.16. Bankruptcy Court Jurisdiction. BUYER AND SELLER AGREE THAT THE BANKRUPTCY COURT SHALL HAVE EXCLUSIVE JURISDICTION OVER ALL DISPUTES AND OTHER MATTERS RELATING TO (i) THE INTERPRETATION AND ENFORCEMENT OF THIS AGREEMENT, THE TRANSACTION DOCUMENTS AND ANY ANCILLARY DOCUMENTS EXECUTED PURSUANT HERETO; AND/OR (ii) THE

PURCHASED ASSETS AND BUYER EXPRESSLY CONSENTS TO AND AGREES NOT TO CONTEST SUCH EXCLUSIVE JURISDICTION.

                  Section 11.17. Transfer Taxes. All transfer, sales and use, registration, documentary, stamp and other such Taxes incurred in connection with this Agreement and the transactions contemplated hereby (collectively "Transfer Taxes") shall, unless the Sale Order provides that the Transfer Taxes are inapplicable to the sale transaction contemplated hereby by reason of the application of Section 1146(c) of the Bankruptcy Code, be paid or escrowed by Seller on the Closing Date. Buyer shall properly file, with the cooperation of Seller, on a timely basis all necessary tax returns, reports, forms, and other documentation with respect to any Transfer Taxes.

                  Section 11.18. Public Announcements. The parties agree that, after the signing of this Agreement, neither party shall make any press release or public announcement concerning this transaction without the prior written approval of the other party unless a press release or public announcement is required by Law or order of the Bankruptcy Court or otherwise in connection with the administration of the Bankruptcy Case. If any such announcement or other disclosure is required by law or order of the Bankruptcy Court or otherwise in connection with the Bankruptcy Case, the disclosing party agrees to give the nondisclosing party prior notice of, and an opportunity to comment on, the proposed disclosure. The parties acknowledge that the Seller shall file this Agreement with the Bankruptcy Court.

                  Section 11.19. Good Faith. All parties hereto agree to use reasonable efforts to do all acts and execute all documents required to carry out the terms of, and transactions contemplated by, this Agreement and to act in good faith with respect to the terms and conditions contained herein.

                  Section 11.20. Use of Unitel Name. The Buyer agrees that, for one hundred eighty (180) days after the Closing Date, the Seller shall be permitted to continue to use the name "Unitel," "Unitel 53," "Unitel 57," any derivations of any of the foregoing, and any domain names, solely in connection with the administration and processing of the Bankruptcy Case, Seller's status as a public company and its obligations in connection therewith, and the wind-down of the Seller's estate.

                  IN WITNESS WHEREOF, the parties hereto have executed this Asset Purchase Agreement as of the day and year first above written.

                                               ALL MOBILE VIDEO INC.

                                      By: /s/  Anton Duke
                                         ---------------------------------------
                                         Name: Anton Duke
                                         Its:  Chief Executive Officer


                                      UNITEL VIDEO, INC.
                                        Debtor and Debtor-in-Possession

                                      By: /s/  Joel Getzler
                                         ---------------------------------------
                                         Name: Joel Getzler, Getzler & Co., Inc.
                                         Its:  Management Consultant


                                      UNITEL 57 LLC
                                        Debtor and Debtor-in-Possession


                                      By: /s/  Joel Getzler
                                         ---------------------------------------
                                         Name: Joel Getzler, Getzler & Co., Inc.
                                         Its:  Management Consultant


                                      UNITEL 53 LLC
                                        Debtor and Debtor-in-Possession


                                      By: /s/  Joel Getzler
                                         ---------------------------------------
                                         Name: Joel Getzler, Getzler & Co., Inc.
                                         Its:  Management Consultant

Escrow Agent agrees to hold, deliver
and disburse the Deposit in accordance with the provisions of Schedule 2.2(b).2 hereto:

KAYE, SCHOLER, FIERMAN, HAYS & HANDLER, LLP

By:     /s/ Kaye, Scholer, Fierman, Hays & Handler, LLP
     ------------------------------------------------------